EXHIBIT 99.1

Release Date: August 6, 2014 For Immediate Release	For further information contact: Dennis Boyle, Senior Vice President and Chief Financial Officer (610) 644-9400

MALVERN BANCORP, INC. ANNOUNCES RESULTS FOR THE THIRD QUARTER OF FISCAL 2014

Paoli, Pennsylvania – Malvern Bancorp, Inc. (the “Company”) (NASDAQ: MLVF), the holding company for Malvern Federal Savings Bank (the “Bank”), today announced net income of $391,000 or $0.06 per share for the quarter ended June 30, 2014 as compared to net income of $141,000 or $0.02 per share for the quarter ended June 30, 2013. Additionally, the Company reported net income of $29,000, or $0.00 per share, for the nine months ended June 30, 2014 compared to a net loss of $33,000, or ($0.01) per share, for the nine months ended June 30, 2013.

The Company’s net interest income for the three and nine months ended June 30, 2014 was $3.8 million and $11.5 million, respectively, a decrease of $76,000 and $51,000, respectively, compared to the three and nine month periods ended June 30, 2013.  The Company's net interest rate spread increased by 31 basis points to 2.63% and net interest margin increased by 29 basis points to 2.77% for the three months ended June 30, 2014 when compared to a net interest rate spread of 2.32% and a net interest margin of 2.48% for the third quarter of fiscal 2013. Similarly, the Company's net interest rate spread increased by 40 basis points to 2.63% and net interest margin increased by 35 basis points to 2.75% for the first nine months of fiscal 2014 when compared to a net interest rate spread of 2.23% and a net interest margin of 2.40% for the first nine months of fiscal 2013.

The Company’s interest and dividend income decreased for the three month period ended June 30, 2014 by $437,000, or 7.9%, to $5.1 million from the comparable period in fiscal 2013.  The decrease was due primarily to a $455,000 or 9.2% decrease in interest income earned on loans, which was partially offset by a $52,000 increase on Federal Home Loan Bank (“FHLB”) stock dividends.  The decrease in interest earned on loans in the third quarter of fiscal 2014 was due primarily to a $33.1 million, or 7.5%, decrease in the average balance of our outstanding loans as well as a nine basis point decrease in the average yield earned on our loan portfolio in the third quarter of fiscal 2014 compared to the third quarter of fiscal 2013.  The decrease in the average balance of our loan portfolio during the third quarter of fiscal 2014 compared to the third quarter of fiscal 2013 primarily reflects our bulk sale of non-performing, problem and other loans in October 2013 as well as the sale of $20.1 million of residential mortgage loans in the third quarter of fiscal 2014. We undertook sales of primarily long-term, fixed-rate residential mortgage loans as part of our efforts to improve our interest-rate risk profile. During the three months ended June 30, 2014 compared to the three months ended June 30, 2013, our interest due from depository institutions declined by $21,000. The decrease in interest due from depository institutions was due to a $37.5 million or 57.9% decrease in the average balance of balances due from depository institutions.  Balances due from depository institutions declined primarily as we utilized certain amounts deposited in other institutions to fund in part our deposit outflows, primarily certificates of deposit, during the fiscal 2014 period. Our interest income on investment securities declined by $13,000 due to a $6.2 million or 5.1% decrease in the average balance of investment securities.  However, the average yield on investment securities increased to 1.91% for the three months ended June 30, 2014 from 1.86% for the comparable period in fiscal 2013.

The Company’s interest and dividend income decreased for the nine month period ended June 30, 2014 by $1.6 million, or 9.5%, over the comparable fiscal 2013 period to $15.3 million.  The decrease was due primarily to a $2.0 million or 13.0% decrease in interest income earned on loans. This decrease was partially offset by a $395,000 or 28.9% increase in interest income on investment securities and a $77,000 increase in dividends earned on restricted stock.  The decrease in interest earned on loans in the first nine months of fiscal 2014 was due primarily to a $41.2 million, or 9.2%, decrease in the average balance of our outstanding loans as well as a 20 basis point decrease in the average yield earned on our loan portfolio in the first nine months of fiscal 2014 compared to the first nine months of fiscal 2013.  We also had a $61,000 decrease in interest from depository institutions due to a $63.5 million or 72.3% decrease in the average balance of balances due from depository institutions.  The increase in interest income on investment securities was due to a $21.6 million or 21.5% increase in the average balance of investment securities and an 11 basis point increase in the average yield earned on investment securities.  The average yield on investment securities increased to 1.92% for the nine months ended June 30, 2014 from 1.81% for the same period ended 2013.

The Company’s interest expense for the three month period ended June 30, 2014 was $1.3 million, a decrease of $361,000 from the three month period ended June 30, 2013. The reason for the decrease in interest expense in the third quarter of fiscal 2014 compared to the third quarter of fiscal 2013 was a five basis point decrease in the average rate paid on total deposits together with a decrease in the average balance of our total deposits of $68.4 million, or 13.7%, due primarily to a $61.2 million decrease in the average balance of higher costing certificates of deposit. During fiscal 2014, as part of our interest-rate risk management strategy, we have pursued a strategy of permitting our relatively higher costing certificates of deposit run off while attempting to increase our relatively lower costing core deposits as a source of funds. The average rate paid on total deposits decreased to 0.91% for the third quarter of fiscal 2014 from 0.96% for the third quarter of fiscal 2013.  Our expense on borrowings amounted to $285,000 in the third quarter of fiscal 2014 compared to $426,000 in the third quarter of fiscal 2013.  The average balance of our borrowings decreased by $1.0 million in the third quarter of fiscal 2014 compared to the third quarter of fiscal 2013 and the average rate paid on borrowed funds decreased by 122 basis points to 2.33% in the third quarter of fiscal 2014 compared to 3.55% in the third quarter of fiscal 2013.

The Company’s interest expense for the nine month period ended June 30, 2014 was $3.9 million, a decrease of $1.6 million from the nine month period ended June 30, 2013. The decrease in interest expense in the first nine months of fiscal 2014 compared to the first nine months of fiscal 2013 was a 17 basis point decrease in the average rate paid on total deposits together with a decrease in the average balance of our total deposits in the amount of $65.2 million, or 12.9%. In the first nine months of fiscal 2014 compared to the first nine months of fiscal 2013, the average balance of certificates of deposit decreased by $60.3 million. The average rate paid on total deposits decreased to 0.92% for the first nine months of fiscal 2014 from 1.09% for the first nine months of fiscal 2013.  Our expense on borrowings amounted to $810,000 in the first nine months of fiscal 2014 compared to $1.3 million in the first nine months of fiscal 2013.  The average balance of our borrowings decreased by $4.0 million in the first nine months of fiscal 2014 compared to the first nine months of fiscal 2013 and the average rate paid on borrowed funds decreased by 110 basis points to 2.45% compared to 3.55% in the first nine months of fiscal 2013. The reduction in our total cost and average rate paid on borrowings in the first nine months of fiscal 2014 reflects, in large part, our determination to prepay higher rate FHLB advances in the fourth quarter of fiscal 2013.

We made no provision for loan losses for the quarter ended June 30, 2014 compared to a recovery of $190,000 for the quarter ended June 30, 2013.  For the nine months ended June 30, 2014, the provision for loan losses was $80,000 compared to $1.3 million for the nine months ended June 30, 2013. The difference in the provision for loan losses for the three and nine months ended June 30, 2014 compared to the comparable periods in fiscal 2013, among other things, reflected the overall improvement in the trend of our levels of delinquent, impaired and non-performing loans during fiscal 2014 compared to fiscal 2013.  At June 30, 2014, our total non-performing assets amounted to $4.7 million, an improvement of $1.1 million compared to total non-performing assets at September 30, 2013. We had a net recovery of $11,000 for the three months ended June 30, 2014 to the allowance for loan losses.  Our net charge-offs for the nine months ended June 30, 2014 were $312,000 compared to $2.8 million for the nine months ended June 30, 2013. As of June 30, 2014, the balance of the allowance for loan losses was $4.9 million, or 1.23% of gross loans and 157.12% of non-accruing loans, compared to an allowance for loan losses of $5.1 million or 1.26% of gross loans and 267.75% of non-accruing loans at September 30, 2013.

The Company’s other, or non-interest, income increased by $300,000, or 67.6% to $744,000 for the three months ended June 30, 2014 compared to $444,000 for the three months ended June 30, 2013.  The increase in other income during the third quarter of fiscal 2014 was primarily due to a $597,000 difference in gain/loss on sale of loans which was partially offset by a $224,000 decrease in gain on sale of investments.  We sold $20.1 million of loans at an aggregate gain of $283,000 in the third quarter of fiscal 2014 compared to a $314,000 loss on the sale of loans in the third quarter of fiscal 2013.  Included in our loans sold in the June 30, 2014 quarter were $15.3 million of seasoned, long-term fixed rate residential first mortgage loans, which were sold to one investor in a transaction which resulted in a gain of $260,000.   We also had a $41,000 loss on disposal of fixed assets related to the closure of our Westtown branch in June 2014.

The Company's other, or non-interest, income decreased by $666,000, or 28.0% to $1.7 million for the nine months ended June 30, 2014 compared to $2.4 million for the nine months ended June 30, 2013. The decrease in other income during the first nine months of fiscal 2014 was due primarily to a decrease in earnings on bank-owned life insurance of $605,000 and a $420,000 decrease in gain on sale of investments, which were partially offset by a $467,000 increase in gain on sale of loans.

The Company’s other, or non-interest, expense decreased by $257,000, or 5.8%, to $4.2 million in the quarter ended June 30, 2014 compared to $4.4 million for the quarter ended June 30, 2013. During the three months ended June 30, 2014, a number of strategies were implemented to reduce operating overhead and improve efficiencies. The Concordville branch location is now servicing customers from our Westtown branch location, which was closed on June 27, 2014. In addition, we have implemented other cost savings strategies. We expect the Westtown closing and other strategies to aid in improving the efficiency ratio. The decrease in other expenses in the third quarter of fiscal 2014 compared to the third quarter of fiscal 2013 was primarily due to a $290,000 or 79.7% decrease in other real estate owned expense, a $57,000, or 36.1% decrease in advertising and a $26,000 decrease in data processing costs.  These decreases were partially offset by a $95,000, or 5.0% increase in salaries and employee benefits and a $55,000, or 10.7% increase in occupancy expense.  The decrease in other REO expense was due to the reduction of other real estate owned.  Expenses related to the closure of the Westtown branch were the primary reason for the increase in occupancy expense. For the third quarter of fiscal 2014, the Company had no income tax expense compared to an income tax benefit of $41,000 for the third quarter of fiscal 2013.  We evaluate our tax obligations on a quarterly basis and do not expect to resume making provisions for Federal income tax expense until we have reported net income before taxes for several consecutive fiscal quarters.

The Company’s other, or non-interest, expense decreased $246,000 or 1.9% to $13.1 million in the nine months ended June 30, 2014 compared to $13.3 million for the nine months ended June 30, 2013. The decrease in other expenses in the first nine months of fiscal 2014 compared to the first nine months of fiscal 2013 was due primarily to an $838,000, or 83.1% decrease in other real estate owned expense, a $145,000, or 23.4% decrease in advertising, a $102,000, or 6.4% decrease in other operating expenses and a $96,000, or 14.8% decrease in federal deposit insurance premiums.  These decreases were partially offset by a $439,000, or 7.7% increase in salaries and employee benefits, a $367,000, or 28.9% increase in professional fees and a $149,000, or 9.8% increase in occupancy expense in the nine months ended June 30, 2014 compared to the nine months ended June 30, 2013. The decrease in other REO expense was due to the reduction of other real estate owned. The increase in salaries and employee benefits expense was due to the full impact of additional employees added in various departments during the fourth quarter of fiscal 2013. The increase in professional fees was primarily due to increased legal and professional fees associated with regulatory and supervisory compliance efforts as well as the search for a new President and Chief Executive Officer and consulting fees related to the temporary engagement of an advisor to the Board of Directors.  The increase in occupancy expense, as mentioned above, is related to the closure of the Westtown branch location. For the first nine months of fiscal 2014, the Company had an income tax expense of $4,000 compared to an income tax benefit of $638,000 for the first nine months of fiscal 2013. The income tax expense for the nine months ended June 30, 2014 primarily reflects the $704,000 increase in pre-tax income during the nine months ended June 30, 2014 compared to the nine months ended June 30, 2013.  Our effective combined state and Federal tax rate was 12.1% and (95.1)% for the nine months ended June 30, 2014 and 2013, respectively.

The Company’s total assets decreased $23.5 million or 3.9% to $578.1 million at June 30, 2014 compared to $601.6 million at September 30, 2013. The decrease was primarily due to a $10.4 million or 100.0% decrease in loans held for sale, a $19.7 million or 15.8% decrease in investment securities, a $9.3 million or 2.3% decrease in net loans receivable and a $2.3 million or 58.5% reduction in other real estate owned (“REO”).  These decreases were partially offset by an $18.8 million or 79.2% increase in cash and cash equivalents.  The decrease in loans held for sale was due to the completion of our bulk sale of $10.4 million of loans in October 2013.  The loans sold were designated as held for sale at September 30, 2013 and were comprised of non-accruing loans, performing troubled debt restructurings and classified and other loans which had an aggregate book balance of $20.4 million prior to an aggregate of $10.2 million in charge-offs taken in the quarter ended September 30, 2013. The decrease in investment securities was due primarily to the sale of approximately $9.1 million of our tax-free municipal bonds during the quarter ended June 30, 2014. The decrease in loans receivable was due primarily to the bulk sale of $15.3 million of fixed-rate long-term residential mortgage loans to one investor. The increase in cash and cash equivalents was due primarily to the total proceeds received from sales of investment securities and loans during the period.

The Company’s total liabilities at June 30, 2014, were $501.4 million compared to $526.1 million at September 30, 2013. The $24.7 million, or 4.7% decrease in total liabilities was due primarily to a $36.6 million decrease in interest bearing deposits. Our total deposits were $446.0 million at June 30, 2014 compared to $484.6 million at September 30, 2013. The decrease was partially offset by a $10.0 million increase in FHLB advances and a $3.3 million increase in advances from borrowers for taxes and insurance. The increase in FHLB advances was due to a $10.0 million purchase in relatively lower costing advances with a weighted average cost of 1.25%, during the first nine months of fiscal 2014.

Our shareholders’ equity increased by $1.3 million to $76.7 million at June 30, 2014 compared to $75.4 million at September 30, 2013.  The increase was due primarily to $1.1 million reduction in accumulated other comprehensive loss as well as net income during the first nine months of fiscal 2014 which increased retained earnings to $19.8 million at June 30, 2014.   Our ratio of equity to assets was 13.26% at June 30, 2014.

Malvern Bancorp, Inc. is the holding company for Malvern Federal Savings Bank.  Malvern Federal Savings Bank is a federally-chartered, FDIC-insured savings bank that was originally organized in 1887.  The Bank conducts business from its headquarters in Paoli, Pennsylvania, a suburb of Philadelphia, as well as seven other financial centers located throughout Chester and Delaware County, Pennsylvania.

This press release contains certain forward looking statements.  Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts.  They often include words like “believe,” “expect,” “anticipate,” “estimate” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.”  Certain factors that could cause actual results to differ materially from expected results include changes in the interest rate environment, changes in general economic conditions, legislative and regulatory changes that adversely affect the business of Malvern Bancorp Inc., and changes in the securities markets.   Except as required by law, the Company does not undertake any obligation to update any forward-looking statements to reflect changes in beliefs, expectations or events.

MALVERN BANCORP, INC.
SELECTED FINANCIAL AND OTHER DATA (unaudited)

	At June 30, 2014	At September 30, 2013
	(In thousands)
Selected Financial Condition Data:
Total assets	$578,088	$601,554
Loans receivable, net	392,582	401,857
Loans held for sale	-	10,367
Securities available for sale	104,985	124,667
FHLB borrowings	48,000	38,000
Deposits	446,036	484,596
Shareholders’ equity	76,667	75,406
Total liabilities	501,421	526,148
Allowance for loan losses	4,858	5,090
Non-accrual loans	3,092	1,901
Non-performing assets	4,737	5,863
Performing troubled debt restructurings	1,246	1,346
Non-performing assets and performing troubled debt restructurings	5,983	7,209

	For The Three Months Ended June 30,
	2014	2013
	(Dollars in thousands, except per share data)
Selected Operating Data:
Total interest and dividend income	$5,091	$5,528
Total interest expense	1,265	1,626
Net interest income	3,826	3,902
Provision (Recovery) for loan losses	-	(190)
Net interest income after provision for loan losses	3,826	4,092
Total other income	744	444
Total other expense	4,179	4,436
Income tax expense (benefit)	-	(41)
Net income	$391	$141
Net income per share	$0.06	$0.02
Dividends declared per share	$-	$-

	For The Nine Months Ended June 30,
	2014	2013
	(Dollars in thousands, except per share data)
Selected Operating Data:
Total interest and dividend income	$15,335	$16,941
Total interest expense	3,856	5,411
Net interest income	11,479	11,530
Provision for loan losses	80	1,255
Net interest income after provision for loan losses	11,399	10,275
Total other income	1,709	2,375
Total other expense	13,075	13,321
Income tax expense (benefit)	4	(638)
Net income (loss)	$29	$(33)
Net income (loss) per share	$0.00	$(0.01)
Dividends declared per share	$-	$-

	At or For The Three Months Ended June 30,		At or For The Nine Months Ended June 30,
	2014	2013	2014	2013
Selected Financial Ratios and Other Data(1)
Selected Operating Ratios:
Average yield on interest-earning assets	3.68%	3.51%	3.68%	3.53%
Average rate on interest-bearing liabilities	1.05	1.19	1.05	1.30
Net interest rate spread(2)	2.63	2.32	2.63	2.23
Net interest margin(3)	2.77	2.48	2.75	2.40
Total non-interest expense to average assets	2.85	2.63	2.63	2.68
Efficiency ratio(4)	91.44	102.07	99.14	95.80
Return on average assets	0.27	0.08	0.01	(0.01)
Return on average equity	2.05	0.58	0.05	(0.05)

Asset Quality Ratios(5):
Non-accrual loans as a percent of total loans receivable	0.78%	3.40%	0.78%	3.40%
Non-performing assets as a percent of total assets	0.82	2.96	0.82	2.96
Non-performing assets and performing troubled debt restructurings as a percent of total assets	1.03	3.48	1.03	3.48
Allowance for loan losses as a percent of non-accrual loans	157.12	41.63	157.12	41.63

Capital Ratios(5):
Total risk-based capital to risk weighted assets	19.96%	21.52%	19.96%	21.52%
Tier 1 risk based capital to risk weighted assets	18.71	20.27	18.71	20.27
Tangible capital to tangible assets	11.18	11.99	11.18	11.99
Tier 1 leverage (core) capital to adjustable tangible assets	11.18	11.99	11.18	11.99
Shareholders’ equity to total assets	13.26	14.20	13.26	14.20

___________________________
(1) Ratios have been annualized where appropriate.
(2) Net interest rate spread represents the difference between the weighted average yield on interest earning assets and the weighted average cost of interest bearing liabilities.
(3) Net interest margin represents net interest income as a percentage of average interest-earning assets.
(4) The efficiency ratio represents the ratio of non-interest expense divided by net interest income and total other income.
(5) Asset quality ratios are end of period ratios. Capital ratios are end of period ratios and are at Bank level except for shareholders’ equity to total assets.

    The table below sets forth the amounts and categories of loans delinquent more than 30 days but less than 90 days at the dates indicated.

	June 30, 2014	March 31, 2014	September 30, 2013
	(In thousands)
31-89 Days Delinquent:
Residential mortgage	$745	$517	$1,021
Commercial:
Commercial real estate	-	-	155
Consumer:
Home equity lines of credit	-	-	-
Second mortgages	299	679	1,262
Other	-	-	5
Total	$1,044	$1,196	$2,443

The following table sets forth non-performing assets and performing troubled debt restructurings which are neither non-accruing nor more than 90 days past due and still accruing in our portfolio at the dates indicated.  Loans are generally placed on non-accrual status when they are 90 days or more past due as to principal or interest or when the collection of principal and/or interest becomes doubtful.  There were no loans past due 90 days or more and still accruing interest for the periods shown.  Troubled debt restructurings (“TDR’s”) are loans which are modified in a manner constituting a concession to the borrower, such as forgiving a portion of interest or principal making loans at a rate materially less than that of market rates, when the borrower is experiencing financial difficulty.

	June 30, 2014	March 31, 2014	September 30, 2013
	(Dollars in thousands)
Non-accruing loans:
Residential mortgage	$1,968	$2,161	$1,295
Construction and development:
Residential and commercial(1)	370	393	-
Consumer:
Home equity lines of credit	116	205	34
Second mortgages	638	533	572
Total non-accruing loans	3,092	3,292	1,901
Other real estate owned and other foreclosed assets:
Residential mortgage	637	473	725
Construction and development:
Residential and commercial	-	-	675
Commercial:
Commercial real estate	834	1,711	1,929
Multi-family	-	-	81
Other	174	174	174
Consumer:
Second mortgages	-	-	378
Total REO	1,645	2,358	3,962
Total non-performing assets	4,737	5,650	5,863
Performing troubled debt restructurings:
Construction and development:
Residential and commercial	109	409	209
Land	237	237	237
Commercial:
Other	900	900	900
Total TDRs	1,246	1,546	1,346
Total non-performing assets and performing troubled debt restructurings	$5,985	$7,196	$7,209
Ratios:
Total non-accrual loans as a percent of gross loans	0.78%	0.80%	0.47%
Total non-performing assets as a percent of total assets	0.82%	0.97%	0.97%
Total non-performing assets and performing troubled debt restructurings as a percent of total assets	1.03%	1.23%	1.20%
________________________
(1) Includes one loan classified as a TDR in the amount of $370,000 at June 30, 2014 and $393,000 at March 31, 2014.